                                                                     Exhibit 11B


                             NOTE PURCHASE AGREEMENT

        THIS NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of November 15, 1999, between Infogrames Entertainment S.A., a societe anonyme organized under the laws of France ("Parent"), California U.S. Holdings, Inc., a wholly owned subsidiary of Parent ("Purchaser"), Joseph J. Cayre, Kenneth Cayre and Stanley Cayre (collectively, the "Noteholders").

                              W I T N E S S E T H:

        WHEREAS, the Noteholders are the holders of Subordinated Notes (the "Notes"), each dated July 23, 1999 of GT Interactive Software Corp., a Delaware corporation (the "Company"), in the face amounts set forth on Schedule 1 hereto; and

        WHEREAS, Parent intends Purchaser to buy from each Noteholder, and each Noteholder intends to sell to Purchaser, the Note held by each Noteholder, the face value of which is set forth next to such Noteholders's name on Schedule 1 ("Face Value"); and

        WHEREAS, Parent and Purchaser are entering concurrently into a Securities Purchase Agreement with the Company, dated as of November 15, 1999 (the "Purchase Agreement"), pursuant to which Purchaser has agreed to make a major capital investment in the Company;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.      Purchase and Sale of Notes.

                1.1 Purchase of Notes. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase from each Noteholder, and each Noteholder shall sell and transfer to Purchaser, on the Closing Date (as defined in Section 1.3) the Note held by such Noteholder at a price equal to its Face Value, together with interest accrued thereon in accordance with the terms of such Note to the Closing Date, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges and other encumbrances of any nature whatsoever (collectively, "Liens").

                1.2 Conditions to Closing.

                (a) The obligations of the parties to consummate the transactions contemplated by Section 1.1 hereof are subject to the following conditions: (i) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the delivery of the Notes and (ii) the closing under the Purchase Agreement shall have occurred at or prior to the Closing (as defined in Section 1.3).

                (b) The obligations of Parent and Purchaser to consummate the transactions contemplated by Section 1.1 hereof are subject to each of the Noteholders obtaining the written consent of the Administrative Agent (as defined in the Notes) to such transactions.
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                         SCHEDULE OF EQUITY AGREEMENTS

                                              AMOUNT OF
                                                SHARES
                                              SELLING TO
        NAME                                   PURCHASER         CONSIDERATION
        ----                                  ----------         -------------
Joe Cayre                                      5,540,000          $4,141,261
J.T. Foundation                                1,759,388          $1,315,178

Jack J. Cayre                                  2,895,000          $2,164,070
Jack Cayre Foundation                            475,085            $355,138

Michael Cayre                                  1,435,000          $1,072,691
Trina Cayre ITF Steven Cayre                   1,555,000          $1,162,394
Trina Cayre ITF Daniel Cayre                   1,555,000          $1,162,394
Trina Cayre ITF Grace Cayre                    1,555,000          $1,162,394

                                              AMOUNT OF
                                                SHARES
                                              SELLING TO
        NAME                                   PURCHASER         CONSIDERATION
        ----                                  ----------         -------------

Stanley Cayre Foundation                         633,000            $473,180
Stanley Cayre                                  3,490,253          $2,523,328
Amin Cayre                                     1,351,848          $1,010,533
David Cayre                                      502,158            $375,373
Grace Cayre                                      679,658            $508,058
Jack S. Cayre                                  1,359,848          $1,016,514
Robert Cayre                                     502,158            $375,373

                                              AMOUNT OF
                                               SHARES
                                              SELLING TO
        NAME                                   PURCHASER         CONSIDERATION
        ----                                  ----------         -------------

Ken Cayre                                      1,306,447            $975,848
Jack K. Cayre                                  2,231,655          $1,668,207
Nathan Cayre                                   2,231,655          $1,668,207
Michelle Cayre                                   675,465            $504,924
Raquel Cayre                                     675,465            $504,924
Grace K. Cayre                                   675,447            $504,910
Ken & Lillian Cayre Foundation                   475,000            $355,072

                1.3 Closing. Subject to the conditions contained in Section 1.2, the closing of the transactions contemplated by Section 1.1 hereof (the "Closing") shall occur simultaneously with, and at the same location as, the closing under the Purchase Agreement (the date of the Closing being the "Closing Date"). The Noteholders shall deliver to Purchaser at the Closing the Notes, duly endorsed in blank and accompanied by such other documents as may reasonably be necessary in Purchaser's judgment to transfer ownership of the Notes to Purchaser.

        2.      Representations and Warranties of the Noteholders.

        Each of the Noteholders hereby represents and warrants to Parent and Purchaser the following as of the date hereof and as of the Closing:

                2.1 Title to the Notes. Such Noteholder (a) is the owner of the
Note in the Face Value set forth opposite his name on Schedule 1 and (b) owns such Note free and clear of all Liens. Such Noteholder has sole power of disposition with respect to the Note set forth opposite his name on Schedule 1. Upon the purchase of the Notes pursuant to Section 1, Purchaser will receive valid and marketable title to the Note held by such Noteholder, free and clear of all Liens.

                2.2 Authority Relative to This Agreement. Such Noteholder has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Noteholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Noteholder, enforceable against such Noteholder in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity.

                2.3 Conflict. The execution and delivery of this Agreement by such Noteholder does not, and the performance of this Agreement by such Noteholder will not, (a) except for any filings required under the federal and state securities laws, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority of the United States or any political subdivision thereof or (b) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement to which such Noteholder is a party or by which such Noteholder is bound.

                2.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Noteholders.

        3. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent and warrant to the Noteholders as follows:

                3.1 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations


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hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, respectively. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the Noteholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity.

                3.2 No Conflict. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (a) except for any filings required under the federal and state securities laws, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) conflict with or violate the organizational documents of Parent or Purchaser, (c) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected, other than, in the case of clause (c), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not materially impair the ability of Parent or Purchaser to perform its obligations hereunder.

                3.3 Brokers. Except for Lazard Freres & Co. LLC, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser.

        4.      Covenants of the Noteholders.

                4.1 No Disposition or Encumbrance of Notes. Each Noteholder hereby covenants and agrees that, except as contemplated by this Agreement, such Noteholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Lien with respect to his Note.

                4.2 Compliance of the Noteholders with this Agreement. Each Noteholder shall take all actions and forbear from all actions, in each case, necessary in order that (a) such Noteholder's representations and warranties hereunder are true and correct and (b) such Noteholder fulfills its obligations hereunder.

        5. Termination. This Agreement shall terminate automatically on the termination of the Purchase Agreement in accordance with the terms and conditions thereof. Any termination of this Agreement, or any provision thereof, shall not relieve any party hereunder of any liability for a breach of this Agreement.


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        6.      Subordination. Each Noteholder agrees that the Short-Term Note
(as defined in the Purchase Agreement) shall be deemed for all purposes of his respective Note to be Senior Debt, including without limitation with respect to the rights and remedies of the holders of Senior Debt and the obligations of the Noteholder as they relate to Senior Debt.

        7.      Miscellaneous.

                7.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                7.2 Further Assurances. The Noteholders and Parent shall execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.

                7.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                7.4 Entire Agreement. This Agreement constitutes the entire agreement between Parent, Purchaser and the Noteholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent, Purchaser and the Noteholders with respect to the subject matter hereof.

                7.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent or Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations.

                7.6 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                7.7 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any condition of its obligations hereunder or inaccuracy in the representations and warranties of any other party hereto contained herein or in any document delivered by any other party hereto pursuant hereto and (c) waive compliance with any agreement by any other party hereto contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the


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economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

                7.9 Notices. Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.9):

                if to Parent or Purchaser:

                       Infogrames Entertainment S.A.
                       84, rue der 1er Mars 1943
                       Villeurbanne, 69100
                       France
                       Attention: Thomas Schmider
                       Telecopy: (011 33) 472 655116
                       Confirm: (011 33) 472655000

                       and

                       Attention: Frederic Garnier
                       Telecopy: (011 33) 472 655059
                       Confirm: (011 33) 472655000

                with a copy to:

                       Pillsbury Madison & Sutro LLP
                       P.O. Box 7880
                       San Francisco, CA 94120-7880
                       Facsimile:  415-983-1200
                       Attention:  Nathaniel M. Cartmell III, Esq.

                if to the Noteholders:

                       Joseph J. Cayre
                       16 East 40th Street
                       New York, NY  10016
                       Facsimile:  212-679-1458
                       Confirm:  212-951-3057


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                with a copy to:

                       Weil, Gotschal & Manges LLP
                       767 Fifth Avenue
                       New York, NY 10153
                       Facsimile:  212-310-8007
                       Attention:  Robert L. Messineo, Esq.

                7.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware without regard to any principles of choice of law or conflicts of law of such State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Delaware. Each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                7.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                7.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                7.13 Public Announcements. The Noteholders will consult with Parent and use reasonable efforts to agree upon the text of any press release, before issuing any press release or otherwise making public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without Parent's prior consent, which consent shall not be unreasonably withheld, except as may be required by applicable law (including requirements of stock exchanges and other similar regulatory bodies).


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        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

                                            INFOGRAMES ENTERTAINMENT S.A.

                                            By _________________________________

                                            CALIFORNIA U.S. HOLDINGS, INC.

                                            By _________________________________


                                            ____________________________________
                                            JOSEPH J. CAYRE


                                            ____________________________________
                                            KENNETH CAYRE


                                            ____________________________________
                                            STANLEY CAYRE


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